Exhibit 10.3

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED SECURITY AGREEMENT (the “Agreement”), dated as of June 22, 2017, is entered into by and among ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Borrower”), and EACH OF THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO AND EACH OF THE OTHER PERSONS AND ENTITIES THAT BECOMES BOUND HEREBY FROM TIME TO TIME by joinder, assumption or otherwise (together with the Borrower, each a “Debtor” and, collectively, the “Debtors”), and PNC BANK, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below);

WITNESSETH THAT:

WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof).

WHEREAS, the Debtors are party to that certain Second Amended and Restated Credit Agreement, dated as of June 22, 2017 (as it may be further amended, restated, replaced, modified and supplemented from time to time, the “Domestic Credit Agreement”), with PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), the other agents party thereto, and the other lenders from time to time party thereto (collectively, the “Domestic Facility Lenders”) pursuant to which the Domestic Facility Lenders are providing, among other things, for revolving credit loans (including a letter of credit subfacility and a swing loan subfacility) in an aggregate amount not to exceed $550,000,000, as the same may be increased (or potential term loans could be added) to an aggregate amount not to exceed $700,000,000 pursuant to the terms of the Domestic Credit Agreement, which revolving credit loans and possible added term loans may be evidenced by notes (as may be amended, restated, replaced, modified, supplemented, extended and increased from time to time, the “Domestic Bank Notes”).

WHEREAS, ADS Mexicana S.A. de C.V., a Mexican corporation, is party to that certain Second Amended and Restated Credit Agreement, dated as of June 12, 2013 (as it may be further amended, restated, replaced, modified and supplemented from time to time, the “Mexican Credit Agreement”), with PNC Bank, National Association, as Administrative Agent (in such capacity, the “Mexican Facility Agent”), the other agents party thereto, and the other lenders from time to time party thereto (collectively, the “Mexican Facility Lenders”) pursuant to which the Mexican Facility Lenders are providing, among other things, for revolving credit loans (including a letter of credit subfacility) in an aggregate amount not to exceed $12,000,000, which revolving credit loans may be evidenced by notes (as may be amended, restated, replaced, modified, supplemented, extended and increased from time to time, the “Mexican Bank Notes”).

WHEREAS, the Borrower has entered into a Second Amended and Restated Private Shelf Agreement dated as of June 22, 2017 (as amended, restated, replaced, modified and supplemented from time to time, the “Note Agreement”) pursuant to which the Borrower issued and sold to each of the Noteholders (as defined in the Intercreditor Agreement (as defined below)) the Borrower’s 5.60% Senior Series A Secured Notes due September 24, 2018 in the original aggregate principal amount of $75,000,000 (such notes, as amended, restated, replaced, modified and supplemented from time to time, the “Series A Notes”) and 4.05% Senior Series B Secured Notes due September 24, 2019 in the original aggregate principal amount of $25,000,000 (such notes, as amended, restated, replaced, modified and supplemented from time to time, the “Series B Notes”) and pursuant to which the Borrower may from time to time hereafter issue and sell one or more additional series of Shelf Notes (as defined therein) (such notes, as amended, restated, replaced, modified and supplemented from time to time, the “Shelf Notes”; and, collectively with the Series A Notes and Series B Notes, the “Senior Notes”).

WHEREAS, the Bank Obligations (as defined in the Intercreditor Agreement) under the Domestic Credit Agreement, the Mexican Credit Agreement and the other Bank Loan Documents (as defined in the Intercreditor Agreement) have been absolutely, unconditionally and irrevocably guaranteed by certain Subsidiaries and Affiliates (each as defined in the Intercreditor Agreement) of the Borrower pursuant to one or more guaranties (as may be amended, restated, replaced, modified, and supplemented from time to time and including all joinders thereto, collectively, the “Lender Guaranty Agreements”).

WHEREAS, the Noteholders’ Obligations (as defined in the Intercreditor Agreement) under the Note Agreement and the other Senior Note Documents (as defined in the Intercreditor Agreement) have been absolutely, unconditionally and irrevocably guaranteed by certain Subsidiaries and Affiliates of the Borrower pursuant to one or more guaranties (as may be amended, restated, replaced, modified, and supplemented from time to time and including all joinders thereto, collectively, the “Noteholder Guaranty Agreements”).

WHEREAS, the Debtors, the Administrative Agent, the Mexican Facility Agent, the Collateral Agent, and the Noteholders are entering into that certain Second Amended and Restated Intercreditor and Collateral Agency Agreement of even date herewith (as may be further amended, restated, supplemented or modified from time to time, the “Intercreditor Agreement”) which among other things, continues the appointment of PNC Bank, National Association as the Collateral Agent thereunder and sets forth certain responsibilities and obligations of the Collateral Agent and establishes among the Secured Parties their respective rights with respect to certain payments that may be received by the Collateral Agent in respect of the Collateral (as defined below).

WHEREAS, to induce the Administrative Agent and the Domestic Facility Lenders to enter into the Domestic Credit Agreement, and to induce the Noteholders to enter into the Note Agreement, each Debtor has agreed to pledge and grant a security interest in the Collateral as security for the Senior Secured Obligations (as defined in the Intercreditor Agreement).

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Terms which are defined in the Intercreditor Agreement and not otherwise defined herein are used herein as defined therein and the rules of construction set forth in Section 1.2 [Other Interpretive Provisions] of the Intercreditor Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Code” means the Uniform Commercial Code as in effect in the State of Ohio on the date hereof and as amended from time to time, except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.

(b) “Collateral” means all of any Debtor’s right, title and interest in, to and under the following described property of such Debtor (each capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):

(i) all now existing and hereafter acquired or arising Accounts, Goods, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter-of-Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, Inventory, Fixtures, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance policies and proceeds thereof);

(ii) to the extent, if any, not included in clause (i) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, intellectual property, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including all insurance policies and proceeds) of or any Accessions to any of the foregoing; and

(iii) all present and future business records and information, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information.

Notwithstanding anything to the contrary contained above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

(c) “Excluded Property” means:

(i) after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) or any other applicable law (including the United States Bankruptcy Code) or principles of equity: (A) any permit or license issued by any Governmental Authority to any Debtor, (B) Equipment owned by any Debtor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or capitalized lease permitted to be incurred pursuant to the Financing Documents, and (C) Equipment subject to any equipment leases entered into by the Debtors to the extent that such leases are operating leases and not capital leases, but only in any of the foregoing cases, to the extent and for so long as (x) the terms of such permit or license or any requirement of law applicable thereto under clause (A), or (y) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capitalized lease) under clause (B) would prohibit the grant by Debtors of a security interest therein in favor of the Collateral Agent under this Agreement;

(ii) any intent-to-use trademark application to the extent and for so long as creation by a Debtor of a security interest therein would result in the loss by such Debtor of any material rights therein;

(iii) any capital stock, shares, securities, investment property, member interests, partnership interests, and all other ownership or participation interests issued by any first-tier Foreign Subsidiary owned by a Debtor to the extent such ownership interests exceed 65% of the total voting power of all outstanding voting ownership interests of such Foreign Subsidiary;

(iv) any capital stock, shares, securities, investment property, member interests, partnership interests, and all other ownership or participation interests issued by any Foreign Subsidiary which is not a first-tier Foreign Subsidiary of a Debtor;

(v) any capital stock, shares, securities, investment property, member interests, partnership interests, and all other ownership or participation interests issued by any Subsidiary that is a Foreign Holding Company; and

(vi) owned real property and leasehold interests in real property of a Debtor to the extent excluded from the Code;

provided, however, that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

(d) “Financing Documents” mean (i) the Note Agreement and the Senior Notes, (ii) the Noteholder Guaranty Agreements, (iii) the Domestic Credit Agreement and the Domestic Bank Notes, (iv) the Mexican Credit Agreement and the Mexican Bank Notes, (v) the Lender Guaranty Agreements, (vi) any Lender Provided Interest Rate Hedge, (vii) any Lender Provided Foreign Currency Hedge, (viii) any Other Lender Provided Financial Service Product, (ix) this Agreement and the other Security Documents, and (x) any amendments, restatements, supplements or other modifications in respect of the foregoing.

(e) “Foreign Holding Company” means any Person which has as its principal purpose the holding of ownership interest in one or more CFCs (for the purposes hereof, “CFC” and “CFCs” shall mean one or more Controlled Foreign Corporations, as such term is defined in Section 957 of the Internal Revenue Code of 1986, as amended) and has no other material assets or operations, and shall include, as of the Closing Date, ADS Worldwide, Inc., and ADS International, Inc.

(f) “Foreign Subsidiary” means a Subsidiary that is not organized or formed under the laws of the United States of America or any state of the United States of America.

(g) “Permitted Lien” shall have the meaning set forth in the Financing Documents.

(h) “Receivables” means all of the Accounts, Payment Intangibles, Chattel Paper (including, without limitation, Electronic Chattel Paper, all Proceeds of the foregoing and other Collateral arising from the foregoing, and all other rights to payment and all collateral support and Supporting Obligations related thereto and all Records relating thereto).

(i) “Secured Party” means any one of the Administrative Agent, the Mexican Facility Agent, the Domestic Facility Lenders, the Mexican Facility Lenders, Noteholders and any other holders of Senior Notes, the Lender Affiliates, the Collateral Agent, and any successors and permitted assigns to the interests in the Senior Secured Obligations owing to any such Persons.

(j) “Specified Collateral” means any item of Collateral as to which the perfection of a valid and enforceable security interest and Lien therein under the Code cannot be accomplished by (i) the filing in the appropriate location of a Code financing statement naming the Collateral Agent as secured party, or (ii) in the case of certificated securities, possession by the Collateral Agent.

(k) “Trigger Event” means (i) an “Event of Default” (as defined in the Domestic Credit Agreement) under Section 9.1.1 of the Domestic Credit Agreement, (ii) an “Event of Default” (as defined in the Mexican Credit Agreement) under Section 9.1.1 of the Mexican Credit Agreement, or (iii) an “Event of Default” (as defined in the Note Agreement) under paragraph 7A(i) or 7A(ii) of the Note Agreement.

2. As security for the due and punctual payment and performance of the Senior Secured Obligations in full, each Debtor hereby agrees that the Collateral Agent shall have, and each Debtor hereby grants to and creates in favor of the Collateral Agent, for the ratable benefit of the Collateral Agent, the other Secured Parties and any of their respective Affiliates to the extent provided in the Intercreditor Agreement, a continuing Lien on and security interest under the Code in and to the Collateral which (a) with respect to Collateral other than Specified Collateral, is a first priority Lien and security interest, subject only to Permitted Liens, and (b) with respect to Specified Collateral, only upon the occurrence and continuance of a Trigger Event and if the Collateral Agent has taken such steps to accomplish perfection as contemplated by clause (ii) of Section 5(e) hereof, if applicable, shall be a first priority Lien and security interest, subject only to Permitted Liens. Notwithstanding anything to the contrary contained in any Financing Document, the Senior Secured Obligations shall not include any Excluded Hedge Liabilities (as defined in the Domestic Credit Agreement) or Excluded Swap Obligations (as defined in the Mexican Credit Agreement).

3. Each Debtor represents and warrants to the Collateral Agent and the Secured Parties that (a) except for the security interest granted to and created in favor of the Collateral Agent hereunder, for the ratable benefit of the Collateral Agent, the other Secured Parties and any of their respective Affiliates to the extent provided in the Intercreditor Agreement, and Permitted Liens, all the Collateral is free and clear of any Lien, (b) as of the date hereof, the exact legal name of such Debtor is as set forth on the applicable Schedule A hereto, (c) as of the date hereof, the state of incorporation, formation or organization, as applicable, of such Debtor is as set forth on the applicable Schedule A hereto, and (d) as of the date hereof, the chief executive office of such Debtor is as set forth on the applicable Schedule A hereto.

4. Each Debtor (a) will faithfully preserve and protect the Collateral Agent’s security interest in the Collateral (except Specified Collateral, unless a Trigger Event has occurred and is continuing and the Collateral Agent has taken such steps to accomplish perfection of its security interest in such Specified Collateral as provided in clause (ii) of Section 5(e), if applicable) as a perfected security interest under the Code, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and (b) will, upon the reasonable request therefor by the Collateral Agent, execute, deliver, file and record, and each Debtor hereby authorizes the Collateral Agent to so file, all such Code financing statements, and amendments thereto and continuations thereof, and powers of attorney with respect to the Collateral (except Specified Collateral unless a Trigger Event has occurred and is continuing as contemplated by clause (ii) of Section 5(e)), and pay all filing fees and taxes related thereto, as the Collateral Agent in its reasonable discretion may deem necessary or advisable from time to time in order to (i) with respect to all Collateral, attach, and (ii) with respect to all Collateral, except Specified Collateral (unless a Trigger Event has occurred and is continuing and the Collateral Agent has taken such steps to accomplish perfection of its security interest in such Specified Collateral as provided in clause (ii) of Section 5(e), if applicable), continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and each Debtor hereby irrevocably appoints the Collateral Agent, its officers, employees and agents, or any of them, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement. Notwithstanding the foregoing or anything contained elsewhere in this Agreement to the contrary, (i) no Debtor shall be required to enter into or deliver any agreements, instruments, certificates or other documents, or make any filings, that are solely related to the United States’ Patent and Trademark Office, the United States’ Copyright Office or any Governmental Authority in any jurisdiction outside of the United States of America (or its territories or possessions) in connection with the grant and perfection of the Liens and security interests set forth in this Agreement, and (ii) unless a Trigger Event has occurred and is continuing as contemplated by clause (ii) of Section 5(e), no Debtor shall be required to enter into or deliver any other or additional agreements, instruments, certificates or other documents, or make any filings with respect to any Specified Collateral.

5. Each Debtor jointly and severally covenants and agrees that:

(a) it will defend the Collateral Agent’s and each Secured Party’s right, title and Lien on and security interest in and to the Collateral and the Proceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Collateral Agent and holders of Permitted Liens;

(b) it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;

(c) it will not take or omit to take any action, the taking or the omission of which could reasonably be expected to result in a material alteration (except as permitted by the Financing Documents) or impairment of the Collateral or of the Collateral Agent’s rights under this Agreement;

(d) it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted in the Financing Documents;

(e) it will (i) deliver to the Collateral Agent possession of all certificated securities representing the Collateral, (ii) upon the Collateral Agent’s request upon the occurrence and during the continuation of a Trigger Event, execute control agreements and use all commercially reasonable efforts to cause other Persons to execute control agreements or acknowledgments in form and substance satisfactory to the Collateral Agent evidencing the Collateral Agent’s control with respect to all Collateral the control or acknowledgment of which perfects the Collateral Agent’s security interest therein, including Letters of Credit, Letter-of-Credit Rights, Electronic Chattel Paper, Deposit Accounts and Investment Property, and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such actions as the Collateral Agent deems appropriate to attach, perfect, continue, preserve and protect the Collateral Agent’s and the Secured Parties’ first priority (subject only to Permitted Liens) security interest in or Lien on such Specified Collateral, and (iii) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Collateral Agent may from time to time reasonably require;

(f) without limiting the generality of Section 10 hereof, it will promptly furnish to the Collateral Agent such information and documents relating to the Collateral as the Collateral Agent, upon instruction from either the Required Lenders or the Required Holders, may reasonably request; provided that, prior to occurrence and continuance of a Trigger Event, no documents will be required in connection with the perfection of the security interest granted under this Agreement other than in connection with (i) the filing in the appropriate location of a Code financing statement naming the Collateral Agent as secured party, and (ii) in the case of certificated securities, delivery of possession to the Collateral Agent;

(g) such Debtor will not change its state of incorporation, formation or organization, as applicable, without providing at least fifteen (15) days’ prior written notice (or such shorter period as agreed by the Collateral Agent in its sole discretion) to the Collateral Agent;

(h) such Debtor will not change its legal name or chief executive office without providing at least fifteen (15) days’ prior written notice (or such shorter period as agreed by the Collateral Agent in its sole discretion) to the Collateral Agent;

(i) [Intentionally Omitted]

(j) such Debtor hereby authorizes the Collateral Agent to, at any time and from time to time, file in any one or more jurisdictions located within the United States of America (or its territories or possessions) financing statements that describe the Collateral, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Such Debtor agrees to furnish any such information to the Collateral Agent promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by Collateral Agent on behalf of such Debtor if the Collateral Agent so elects and may be filed at any time in any jurisdiction;

(k) such Debtor shall at any time and from time to time take such steps as the Collateral Agent may reasonably request as are necessary for the Collateral Agent to ensure the continued perfection of the Collateral Agent’s and each Secured Party’s security interest in the Collateral (except for Specified Collateral, unless otherwise provided in, and as contemplated by, clause (ii) of Section 5(e), if applicable) with the same priority required hereby and the preservation of its rights therein; and

(l) such Debtor shall preserve its corporate existence and shall not (i) in one or a series of related transactions, merge into or consolidate with any other entity, or (ii) sell all or substantially all of its assets, in each case except as permitted by the Financing Documents.

6. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests.

7. The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Collateral Agent, or any other obligor on any of the Senior Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of such Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby agrees that the pledge, security interests, and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Financing Document or any of the Senior Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Senior Secured Obligations, any of the terms of the Financing Documents, or any rights of the Collateral Agent or any other Person with respect thereto; provided, however, that the agreement above with respect to any lack of such allowability, or any avoidance or subordination shall not apply to any Specified Collateral unless and to the extent a Trigger Event has occurred and is continuing and the Collateral Agent has taken such steps to accomplish perfection of its security interest in such Specified Collateral as contemplated by clause (ii) of Section 5(e);

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of the Senior Secured Obligations (whether or not contemplated by the Financing Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Senior Secured Obligations; any execution or delivery of any additional Financing Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Financing Document or any of the Senior Secured Obligations;

(c) Any failure to assert any breach of or default under any Financing Document or any of the Senior Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Financing Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Debtor or any other Person under or in connection with any Financing Document or any of the Senior Secured Obligations; any refusal of payment or performance of any of the Senior Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Senior Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Senior Secured Obligations or, if any collections are applied to Senior Secured Obligations, any application to particular Senior Secured Obligations;

(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Collateral Agent or any other Person in respect of, any direct or indirect security for any of the Senior Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Senior Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Senior Secured Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Debtor, the Mexican Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor, the Mexican Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Collateral Agent or any Debtor, the Mexican Borrower or by any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor, the Mexican Borrower or any other Person with respect to any Financing

Document or any of the Senior Secured Obligations; or any discharge by operation of law or release of any Debtor, the Mexican Borrower or any other Person from the performance or observance of any Financing Document or any of the Senior Secured Obligations; or

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only indefeasible payment and performance of the Senior Secured Obligations in full (other than (i) indemnity obligations that survive the termination of the Financing Documents for which no notice of claims has been received by the Debtors and (ii) Letters of Credit that have been cash collateralized to the satisfaction of the Collateral Agent and the applicable L/C Issuer in their sole discretion).

8. Each Debtor hereby waives any and all defenses which such Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding Section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:

(a) All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding Section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Financing Document or any of the Senior Secured Obligations; any notice of the incurrence of any Senior Secured Obligations; any notice of any default or any failure on the part of such Debtor, the Mexican Borrower or any other Person to comply with any Financing Document or any of the Senior Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Senior Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower, the Mexican Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against such Debtor, the Mexican Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor, the Mexican Borrower or any other Person of any other right or remedy under or in connection with any Financing Document or any of the Senior Secured Obligations or any direct or indirect security for any of the Senior Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Financing Document or any of the Senior Secured Obligations or any direct or indirect security for any of the Senior Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Financing Document, and any requirement that any Debtor receive notice of any such acceptance; and

(c) Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Senior Secured Obligations), which results in denial or impairment of the right of the Collateral Agent to seek a deficiency against any Debtor, the Mexican Borrower or any other Person or which otherwise discharges or impairs any of the Senior Secured Obligations.

9. The Senior Secured Obligations and any additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors, and each Debtor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Senior Secured Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Collateral Agent and the Secured Parties to make the loans and other financial accommodations provided under the Financing Documents, and that the Collateral Agent and the Secured Parties are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Debtor hereunder secure the obligations of itself and the other Debtors. The Collateral Agent and the Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Collateral Agent and the Secured Parties, or any of them, shall not be a defense to any action the Collateral Agent and the Secured Parties, or any of them, may elect to take against any Debtor. Each of the Secured Parties and Collateral Agent hereby reserve all right against each Debtor.

10. (a) At any time and from time to time whether or not an Event of Default then exists and is continuing, and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such actions as the Collateral Agent deems appropriate (i) except with respect to the Specified Collateral (as to which clause (ii) of Section 5(e) shall govern, if applicable), to attach, perfect, continue, preserve and protect the Collateral Agent’s and the Secured Parties’ first priority (subject only to Permitted Liens) security interest in or Lien on such Collateral, and/or (ii) to inspect, audit and verify the Collateral, including reviewing all of such Debtor’s books and records and copying and making excerpts therefrom, provided that the same is done with advance notice during normal business hours to the extent access to such Debtor’s premises is required and no more than two such visits for the Collateral Agent shall be permitted in any fiscal year, unless an Event of Default or an event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing during which period no such notice, timing or frequency requirements or restrictions shall apply, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Senior Secured Obligations, to be paid by the Debtors to the Collateral Agent, for the ratable benefit of the Collateral Agent and the other Secured Parties to the extent provided in the Intercreditor Agreement, upon demand, unless and to the extent the Financing Documents and the Intercreditor Agreement expressly otherwise provide;

(b) At any time and from time to time after an Event of Default has occurred and is continuing, and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such action as the Collateral Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all material covenants, agreements, representations and warranties of any Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Senior Secured Obligations, to be paid by any Debtor to the Collateral Agent for the ratable benefit of the Collateral Agent and the other Secured Parties to the extent provided in the Intercreditor Agreement, upon demand.

11. After there exists any Event of Default under any of the Financing Documents which has not been cured or waived by the Secured Parties pursuant to the applicable Financing Documents:

(a) The Collateral Agent shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided by law and as set forth below, including without limitation to take over and collect all of any Debtor’s Receivables and all other Collateral, and to this end each Debtor hereby appoints the Collateral Agent, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Collateral Agent or to any place designated by the Collateral Agent at the Debtors’ expense, (iii) receive and open of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate, (iv) demand payment of the Receivables, (v) enforce payment of the Receivables by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of the Receivables, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (ix) to the extent permitted by applicable law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Collateral Agent deems advisable, (x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any proof of claim in bankruptcy or similar document against any account debtor, (xiii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiv) do all acts and things necessary, in the Collateral Agent’s sole discretion, to fulfill any Debtor’s or the Mexican Borrower’s obligations to the Collateral Agent or the Secured Parties under the Financing Documents or otherwise, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory, (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of the Receivables and notices thereof to account debtors, (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Collateral Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement. To the extent permitted by law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Collateral Agent pursuant to this Agreement, except claims for damage to the Collateral arising from gross negligence or willful misconduct by the Collateral Agent.

(b) The Collateral Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by law (it being agreed by each Debtor that, in the absence of any contrary requirement of law, at least ten (10) days’ prior notice (in any manner permitted by the Code) of a public or private sale of Collateral as required by the Code shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Collateral Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Collateral Agent may see fit. The Collateral Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Senior Secured Obligations.

(c) Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.) will promptly execute and deliver or use all commercially reasonable efforts to cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Financing Documents. Without limiting the generality of the foregoing, each Debtor agrees that, in the event the Collateral Agent on behalf of itself and/or the Secured Parties shall exercise its rights hereunder or pursuant to the other Financing Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, such Debtor shall execute and deliver (or use all commercially reasonable efforts to cause to be executed and delivered) all applications, certificates, assignments and other documents that the Collateral Agent requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Collateral Agent and any other Persons in making any application for the prior consent or approval of any Governmental Authority or any other Person to the exercise by the Collateral Agent on behalf of itself and/or the Secured Parties or any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law of the Collateral Agent, on behalf of itself and/or the Secured Parties, for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically enforced.

(d) The Collateral Agent may request, without limiting the rights and remedies of the Collateral Agent on behalf of itself and the Secured Parties otherwise provided hereunder and under the other Financing Documents, that each Debtor do any of the following: (i) give the Collateral Agent on behalf of itself and the Secured Parties specific assignments of the accounts receivable of such Debtor after such accounts receivable come into existence, and schedules of such accounts receivable, the form and content of such assignment and schedules to be satisfactory to Collateral Agent, and (ii) upon the occurrence and continuance of a Trigger Event and as part of the Collateral Agent taking such steps to accomplish perfection of its security interest in Specified Collateral as provided in clause (ii) of Section 5(e), if applicable, in order to better secure the Collateral Agent on behalf of itself and the Secured Parties, to the extent permitted by law, enter into such lockbox agreements and establish such lockbox accounts as the Collateral Agent may require, all at the sole expense of the Debtors, and shall direct all payments from all payors due to such Debtor, to such lockbox accounts.

12. The Lien on and security interest in each Debtor’s Collateral granted to and created in favor of the Collateral Agent by this Agreement shall be for the ratable benefit of the Collateral Agent, the other Secured Parties and any of their respective Affiliates to the extent provided in the Intercreditor Agreement. Each of the rights, privileges, and remedies provided to the Collateral Agent hereunder or otherwise by law with respect to any Debtor’s Collateral shall be exercised by the Collateral Agent only for its own benefit and the ratable benefit of the other Secured Parties and any of their respective Affiliates to the extent provided in the Intercreditor Agreement, and any of such Debtor’s Collateral or proceeds thereof held or realized upon at any time by the Collateral Agent shall be applied as set forth in the Intercreditor Agreement. Each Debtor shall remain liable to the Collateral Agent and the Secured Parties and any of their respective Affiliates for and shall pay to the Collateral Agent, for the ratable benefit of itself, the other Secured Parties and any of their respective Affiliates to the extent provided in the Intercreditor Agreement, and any of their respective Affiliates, any deficiency which may remain after such sale or collection.

13. [Intentionally Omitted]

14. It is contemplated by the parties hereto that there may be times when no Senior Secured Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Senior Secured Obligations. Upon the satisfaction in full of the Senior Secured Obligations and the termination or expiration of the Financing Documents and all commitments thereunder (other than (i) indemnity obligations that survive the termination of this Agreement for which no notice of claims has been received by the Debtors and (ii) Letters of Credit that have been cash collateralized to the satisfaction of the Collateral Agent and the applicable L/C Issuer in their sole discretion), the Collateral shall be automatically released from the Liens created hereby, and this Agreement shall terminate (other than those provisions expressly stated to survive such termination) and all rights to the Collateral shall revert to the applicable Debtor, all without delivery of any instrument or performance of any act by any party. The Collateral Agent will thereafter, upon any Debtor’s request and at such Debtor’s expense, (a) return to such Debtor such of the Collateral in the Collateral Agent’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to such Debtor such documents as such Debtor shall reasonably request to evidence such termination. If any of the Collateral shall be sold or otherwise disposed of by any Debtor in a transaction permitted by the Financing Documents, then the Collateral Agent, at the request and sole expense of such Debtor, shall execute and deliver to such Debtor all releases or other documents necessary for the release of the Liens created hereby on such Collateral. Each Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to such Debtor’s rights under Sections 9-509(d)(2) and 9-518 of the Code.

15. No failure or delay on the part of the Collateral Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Collateral Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Agent may enforce any one or more remedies hereunder successively or concurrently at its option.

16. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness; Electronic Communications] of the Domestic Credit Agreement in the case of the Debtors and as set forth in Section 7.9 [Notices] of the Intercreditor Agreement in the case of the Collateral Agent.

17. Each Debtor agrees that, as of the date hereof, all information contained on the applicable Security Interest Data Summary attached hereto as Schedule A is accurate and complete and contains no omission or misrepresentation.

18. Each Debtor acknowledges that the provisions hereof giving the Collateral Agent rights of access to books, records and information concerning the Collateral and such Debtor’s operations and providing the Collateral Agent access to such Debtor’s premises are intended to afford the Collateral Agent with immediate access to current information concerning such Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Collateral Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at law, including without limitation, instituting a replevin action should any Debtor refuse to turn over any Collateral to the Collateral Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Collateral Agent, each Debtor acknowledges that the Collateral Agent would have no adequate remedy at law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Collateral Agent and waives any claim or defense in any such action or proceeding that the Collateral Agent has an adequate remedy at law.

19. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent, the other Secured Parties and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no Debtor may assign or transfer such Debtor’s obligations hereunder or any interest herein.

20. This Agreement shall be deemed to be a contract under the laws of the State of Ohio and shall for all purposes be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles, except to the extent of any provision of the Code that applies the law of the jurisdiction in which the Collateral is located; provided, however, that in no event shall this Section be applied or interpreted to defeat a perfected security interest in the Collateral that would be valid under an otherwise applicable law.

21. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR OHIO STATE COURT SITTING IN FRANKLIN COUNTY, OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER DOCUMENT OR TRANSACTION RELATING HERETO OR THERETO SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, ANY SECURED PARTY OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR TRANSACTION RELATING HERETO OR THERETO, AGAINST EACH PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

23. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS OR TRANSACTIONS RELATING THERETO.

24. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Debtor acknowledges and agrees that a telecopy transmission to the Collateral Agent or any Secured Party of the signature pages hereof purporting to be signed on behalf of any Debtor shall constitute effective and binding execution and delivery hereof by such Debtor.

25. At any time after the initial execution of this Agreement, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Debtors hereunder by executing and delivering to the Collateral Agent and the Secured Parties joinder agreements pursuant to the Financing Documents. No notice of the addition of any Debtor shall be required to be given to any pre-existing Debtor, and each Debtor hereby consents thereto.

26. This Agreement hereby amends and restates, in its entirety, the existing Amended and Restated Security Agreement, dated as of June 12, 2013 (the “Existing Security Agreement”), by and among the parties thereto, and the parties hereto agree and acknowledge that this Agreement is not intended to constitute, nor does it constitute, an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation, or termination of the Liens, security interests, indebtedness, loans, liabilities, expenses, or obligations under the Existing Security Agreement or under the Domestic Credit Agreement, the Mexican Credit Agreement or any of the other Bank Loan Documents (except in each case as expressly modified in accordance with the Domestic Credit Agreement and the other Bank Loan Documents amended in connection therewith) or under the Note Agreement or any of the other Senior Note Documents (except in each case as expressly modified in accordance with the Note Agreement and the other Senior Note Documents amended in connection therewith).

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.

DEBTORS:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Joseph A. Chlapaty

Name:	Joseph A. Chlapaty

Title:	President and Chief Executive Officer

HANCOR HOLDING CORPORATION

By:	/s/ Joseph A. Chlapaty

Name:	Joseph A. Chlapaty

Title:	President and Chief Executive Officer

HANCOR, INC.

By:	/s/ Joseph A. Chlapaty

Name:	Joseph A. Chlapaty

Title:	President and Chief Executive Officer

STORMTECH LLC

By:	/s/ Joseph A. Chlapaty

Name:	Joseph A. Chlapaty

Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT]

COLLATERAL AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ George M. Gevas

Name:	George M. Gevas

Title:	Senior Vice President

SCHEDULE A

TO

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

SECURITY INTEREST DATA SUMMARY

1. The chief executive office of each of ADVANCED DRAINAGE SYSTEMS, INC., HANCOR HOLDING CORPORATION, HANCOR, INC. and STORMTECH LLC (each a “Debtor”) is located at:

4640 Trueman Boulevard

Hilliard, Ohio 43026

2. Except as set forth below, each Debtor uses no trade names or fictitious names. Each Debtor’s true and full name is as follows:

Entity Name	Other Name(s)

Advanced Drainage Systems, Inc.	ADS (Unregistered Trade Name) ADS, Inc. (Unregistered Trade Name) Century Plastics (Assumed Name) Century Plastics, Inc. (Assumed Name)

StormTech LLC	None

Hancor Holding Corporation	None

Hancor, Inc.	Hancor of Michigan, Inc. (Former Legal Name of Entity Merged into Hancor, Inc. in 2006)

3. Each Debtor’s form of organization is as follows:

Entity Name	Form of Organization

Advanced Drainage Systems, Inc.	Corporation

StormTech LLC	Limited Liability Company

Hancor Holding Corporation	Corporation

Hancor, Inc.	Corporation

4. Each Debtor’s state of organization is as follows:

Entity Name	Jurisdiction of Organization

Advanced Drainage Systems, Inc.	Delaware

StormTech LLC	Delaware

Hancor Holding Corporation	Delaware

Hancor, Inc.	Ohio

5. Each Debtor’s Employer Identification Number is as follows:

Entity Name	Employer Identification Number

Advanced Drainage Systems, Inc.	51-0105665

StormTech LLC	56-2372585

Hancor Holding Corporation	34-1524217

Hancor, Inc.	34-1034349

6. Each Debtor’s organization ID # (if any exists) is as follows:

Entity Name	Organizational Identification Number

Advanced Drainage Systems, Inc.	0648730

StormTech LLC	3673164

Hancor Holding Corporation	2077993

Hancor, Inc.	377794

SCHEDULE B

TO

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.